UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Verrica Pharmaceuticals Inc.

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VERRICA PHARMACEUTICALS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 12, 2019

Dear Stockholder:

The Annual Meeting of Stockholders of Verrica Pharmaceuticals Inc., or the Company, will be held at West Chester Golf & Country Club, 111 W Ashbridge St., West Chester, Pennsylvania 19380, on Wednesday, June 12, 2019 at 1:00 p.m. local time for the following purposes:

1.	To elect the Board’s nominees, Glenn Oclassen and Sean Stalfort, to the Board of Directors to hold office until the 2022 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders are invited to attend the meeting in person. The record date for the Annual Meeting is April 18, 2019. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

Christopher G. Hayes

Secretary

West Chester, Pennsylvania

April 25, 2019

We are primarily providing access to our proxy materials over the internet pursuant to the Securities and Exchange Commission’s notice and access rules. On or about April 25, 2019, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials that will indicate how to access our 2019 Proxy Statement and 2018 Annual Report on the internet and will include instructions on how you can receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

Whether or not you expect to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your Notice, or, if you elected to receive printed proxy materials by mail, your proxy card, to vote by one of the following methods: 1) over the internet at www.proxyvote.com, 2) by telephone by calling the toll-free number 1-800-690-6903, or 3) if you elected to receive printed proxy materials by mail, by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

VERRICA PHARMACEUTICALS INC.

10 North High Street, Suite 200

West Chester, Pennsylvania 19380

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 12, 2019

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Verrica Pharmaceuticals Inc. (sometimes referred to as the “Company” or “Verrica”) is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 25, 2019 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Wednesday, June 12, 2019 at 1:00 p.m. local time at the West Chester Golf & Country Club, 111 W Ashbridge St., West Chester, Pennsylvania 19380. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 18, 2019 will be entitled to vote at the annual meeting. On this record date, there were 25,708,485 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 18, 2019 your shares were registered directly in your name with Verrica’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 18, 2019 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

1.

What am I voting on?

There are two matters scheduled for a vote:

●	Proposal No. 1 – Election of two directors; and
●

Proposal No. 2 – Ratification of selection by the Audit Committee of the Board of Directors of KPMG LLP as independent registered public accounting firm of the Company for the year ending December 31, 2019.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy in one of three ways: online, by telephone or using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•

To vote online, go to www.proxyvote.com. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 11, 2019 to be counted.

•

To vote over the telephone, dial toll-free 1-800-690-6903. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 11, 2019 to be counted.

•

To vote by mail if you requested printed proxy materials, you can vote by promptly completing and returning your signed proxy card in the envelope provided. You should mail your signed proxy card sufficiently in advance for it to be received by June 11, 2019.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Please follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with the proxy materials, or contact your broker or bank to request a proxy form.

2.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 18, 2019.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal No. 1, but may vote your shares on Proposal No. 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director and “For” the ratification of KPMG LLP as independent auditors for the year ending December 31, 2019. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

3.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Verrica’s Corporate Secretary at 10 North High Street, Suite 200, West Chester, Pennsylvania 19380.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 27, 2019 to our Corporate Secretary at 10 North High Street, Suite 200, West Chester, Pennsylvania 19380. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2020 Annual Meeting, you must deliver your notice to our Corporate Secretary at the address above between February 13, 2020 and March 14, 2020. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.

If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition and (5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.

For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.4 to our Registration Statement on Form S-1, filed with the SEC on May 22, 2018.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and with respect to the ratification of independent auditors, votes “For,” “Against” and abstentions. For Proposal No. 1, broker non-votes will have no effect and will not be counted toward the vote total for any of the director nominees. For Proposal No. 2, abstentions will be counted and will have the same effect as “Against” votes.

4.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes

1	Election of Directors	Nominees receiving the most “For” votes.	No effect	No effect

2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019	“For” votes from holders of a majority of the stock having voting power present in person or represented by proxy at the 2019 Annual Meeting.	Against	Brokers have discretion to vote (1)

(1)

This proposal is considered a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum is present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 25,708,485 shares outstanding and entitled to vote. Thus, the holders of 12,854,243 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

5.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes and currently has six members. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

There are two directors in the class whose term of office expires in 2019, Glenn Oclassen and Sean Stalfort, each of whom was previously elected by our stockholders. If re-elected at the Annual Meeting, each of these nominees will serve until the 2022 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal. It is the Company’s policy to invite and encourage directors and nominees for director to attend the Annual Meeting. We elected directors by written consent of our stockholders during 2018 and therefore did not hold an Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee may instead be voted for the election of a substitute nominee that we propose. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any of the nominees will be unable to serve.

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience and capability in various areas necessary to oversee and direct the Company’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, experience, judgment, commitment, skills, diversity, expertise and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to believe that nominee should continue to serve on the Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

CLASS I DIRECTOR NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2022 ANNUAL MEETING

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

Glenn Oclassen, age 76

Glenn Oclassen has served as a member of our Board of Directors since December 2015. Prior to his retirement in October 2014, Mr. Oclassen was the President and Chief Executive Officer, and a director of Transcept Pharmaceuticals, Inc. from 2002 until the company merged with Paratek Pharmaceuticals. Mr. Oclassen was previously the founder, President and CEO of Oclassen Pharmaceuticals which was sold to Watson Laboratories in 1997. Mr. Oclassen holds a B.S. in Zoology from San Diego State University. Our Board of Directors believes that Mr. Oclassen should serve as a director based upon his pharmaceutical industry experience in multiple capacities from sales and marketing to chief executive positions.

6.

Sean Stalfort, age 49

Sean Stalfort has served as a member of our Board of Directors since December 2015. Mr. Stalfort is the President of PBM Capital Group, LLC, a private equity investment firm in the business of investing in healthcare and life-science related companies. Mr. Stalfort has been with PBM Capital Group, LLC since May 2010. Prior to joining PBM Capital Group, LLC, Mr. Stalfort was the Executive Vice President for New Business Development/M&A for PBM Products. Mr. Stalfort is also a founding Partner of Octagon Partners and Octagon Finance, historic tax credit real estate companies. Mr. Stalfort is a director of Dova Pharmaceuticals, Inc., a publicly traded pharmaceutical company, as well as several private healthcare companies. Mr. Stalfort received a B.A. in Business Economics and Political Science from Brown University. Our Board of Directors believes that Mr. Stalfort should serve as a director based upon his years as an investor in healthcare related companies.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING

Paul B. Manning, age 63

Paul B. Manning has served as the chairman of our Board of Directors since December 2017 and as a member of our Board of Directors since December 2015. Mr. Manning is the Chairman and Chief Executive Officer of PBM Capital Group, LLC, a private equity investment firm in the business of investing in healthcare and life-science related companies, which he founded in 2010. Prior to that, Mr. Manning founded PBM Products in 1997, a producer of infant formula and baby food, which was sold to Perrigo Corporation in 2010. Mr. Manning is a director of Dova Pharmaceuticals, Inc., a publicly traded pharmaceutical company, as well as various private companies. Mr. Manning was previously on the Board of Directors of Perrigo Corporation, Concordia Healthcare Corp. and AveXis, Inc. Mr. Manning received a B.S. in microbiology from the University of Massachusetts. Our Board of Directors believes that Mr. Manning should serve as a director based upon his over 30 years of managerial and operational experience in the healthcare industry and as an investor in healthcare related companies.

Gary Goldenberg, age 42

Gary Goldenberg has served as a member of our Board of Directors since May 2018. Dr. Goldenberg is a medical and cosmetic dermatologist, with his medical practice at Goldenberg Dermatology PC, which he co-founded in April 2017. Dr. Goldenberg has also served as an assistant clinical professor of dermatology at The Icahn School of Medicine at Mount Sinai Hospital in New York City since 2009. Prior to that, he was an assistant professor of dermatology at the University of Maryland School of Medicine from 2007 to 2009. Dr. Goldenberg holds a M.D. from the Temple University School of Medicine and a B.A. in biology from La Salle University. He completed his Residency in Dermatology at Wake Forest University School of Medicine and his Dermatopathology Fellowship at University of Colorado Health Sciences Center. Our Board of Directors believes that Dr. Goldenberg should serve as a director based upon his extensive scientific background and experience as a practicing dermatologist.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING

Ted White, age 54

Ted White has served as our President and Chief Executive Officer since December 2017 and as a member of our Board of Directors since May 2018. Previously, from January 2011 to September 2017, Mr. White was the President and General Manager of Aqua Pharmaceuticals, an Almirall company. Prior to Aqua Pharmaceuticals, Mr. White was at Novartis from 1989 to 2010, where he served in a number of roles, most recently as a Managing Director. Mr. White holds a M.B.A. from St. Joseph’s University and a B.A. in General Arts from Villanova University. Our Board of Directors believes that Mr. White is qualified to serve as a director based on his role as our President and Chief Executive Officer and his extensive management experience in the pharmaceutical industry.

7.

Mark Prygocki, age 53

Mark Prygocki has served as a member of our Board of Directors since May 2018. Since January 2017, he has served as President, Chief Executive Officer and been a member of the Board of Directors of Illustris Pharmaceuticals, Inc., a privately held bio-development company. Prior to joining Illustris, Mr. Prygocki worked at Medicis Pharmaceutical Corporation, a biopharmaceutical company, for more than 20 years and served as President from 2010 to December 2012. Prior to that, Mr. Prygocki held several senior-level positions at Medicis, including Chief Operating Officer, Executive Vice President, and Chief Financial Officer and Treasurer. Since December 2012, Mr. Prygocki has served as a consultant to the pharmaceutical and retail industries through his consulting company. Mr. Prygocki’s previous experience includes work at Citigroup, an investment banking firm, in the regulatory reporting division and several years in the audit department of Ernst & Young, LLP. Mr. Prygocki currently serves on the Board of Directors of Clarus Therapeutics, Inc. and is Chairman of its audit committee. Mr. Prygocki also served on the Board of Directors of Revance Therapeutics, Inc. within the last five years. He is certified by the American Institute of Certified Public Accountants. Mr. Prygocki serves on the board of Whispering Hope Ranch Foundation, a non-profit organization that assists children with special needs. Mr. Prygocki holds a B.S. in accounting from Pace University. Our Board of Directors believes that Mr. Prygocki should serve as a director based upon his operating experience and financial expertise in the biopharmaceutical industry, combined with his prior financial and board positions.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

Our Board of Directors has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our Board of Directors determined that Mr. Oclassen, Mr. Prygocki and Dr. Goldenberg, representing three of our six directors, are “independent directors” as defined under current rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market (“Nasdaq”). In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence. We are relying on phase-in periods under the Nasdaq rules with respect to director independence, which allow us to have less than a majority of independent directors upon the date of listing of our common stock, so long as our board has a majority of independent directors within one year of the date of listing. Accordingly, we plan to appoint an additional independent director and have a Board of Directors comprised of a majority of independent directors by June 15, 2019.

BOARD LEADERSHIP STRUCTURE

The Board of Directors of the Company has a Chairman, Mr. Manning, who has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Board Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we believe that having a Board Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our stockholders. As a result, we believe that having a Board Chairman can enhance the effectiveness of the Board as a whole.

8.

ROLE OF THE BOARD IN RISK OVERSIGHT

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, cybersecurity and reputational. One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board Chairman coordinates between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met eight times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

As required under applicable Nasdaq listing standards, during the last fiscal year, the Company’s independent directors met two times in regularly scheduled executive sessions at which only independent directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and the number of meetings for the year ended December 31, 2018 for each of the Board committees:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Gary Goldenberg	X				X	*
Paul B. Manning			X	(1)
Glenn Oclassen	X		X	*
Mark Prygocki	X	*	X		X
Sean Stalfort					X	(2)
Ted White
Number of meetings in 2018	2		1		0

* Committee chair.

(1)        Mr. Manning ceased serving as a member of the Compensation Committee in February 2019.

(2)        Mr. Stalfort ceased serving as a member of the Nominating and Corporate Governance Committee in February 2019.

9.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each current member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each current member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting, disclosure controls and procedures and financial reporting processes and audits of its financial statements. The Audit Committee is currently composed of three directors: Messrs. Prygocki and Oclassen and Dr. Goldenberg. The Audit Committee met two times during 2018. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.verrica.com.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent, as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board of Directors has also determined that Mr. Prygocki qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Prygocki’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

The principal duties and responsibilities of our Audit Committee include:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	reviewing related party transactions;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matter;

•

reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls; and

•	reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee charter.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2018 with management of the Company. The Audit Committee has discussed with the independent

10.

registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Mark Prygocki, Chair

Gary Goldenberg

Glenn Oclassen

* The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of two directors: Messrs. Oclassen and Prygocki. Mr. Oclassen and Mr. Prygocki are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act and are “outside directors,” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Our Board of Directors has determined that Mr. Oclassen and Mr. Prygocki are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee. The Compensation Committee met one time during 2018. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.verrica.com.

The principal duties and responsibilities of our Compensation Committee include:

•	reviewing and making recommendations to the full Board of Directors regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

•	setting the compensation and other terms of employment of our Chief Executive Officer and our other executive officers;

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board of Directors regarding) our overall compensation strategy and policies;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs; and

•	reviewing and evaluating on an annual basis the performance of the Compensation Committee and the Compensation Committee charter;

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets an average of once every quarter and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Our Compensation Committee typically reviews and discusses management’s proposed compensation

11.

with the Chief Executive Officer for all executives other than the Chief Executive Officer. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, independent legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Radford, as compensation consultants. Our Compensation Committee identified Radford based on Radford’s general reputation in the industry. The Compensation Committee requested that Radford:

●	assist in providing competitive compensation data for all of the Company’s executive positions;

●	assess the degree to which the Company’s current compensation strategy and practices aligns with market practices of the Company’s public peer competitors;

●	review all elements of pay including base salary, short-term incentives, total cash compensation, long-term incentives, pay mix, ownership levels and equity retention; and

●	propose go-forward changes relating to executive cash and equity compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of two directors: Mr. Prygocki and Dr. Goldenberg. Dr. Goldenberg serves as the Chair of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee did not meet during 2018. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at www.verrica.com.

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying, reviewing, evaluating and recommending candidates to serve on our Board of Directors;

•	determining the minimum qualifications for service on our board of director;

•	evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;

•	evaluating nominations by stockholders of candidates for election to our Board of Directors;

•	considering and assessing the independence of members of our Board of Directors;

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•	evaluating our set of corporate governance policies and principles and recommending to our Board of Directors any changes to such policies and principles;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning;

•	considering questions of possible conflicts of interest of directors as such questions arise; and

•	reviewing and evaluating on an annual basis the performance of the Nominating and Corporate Governance Committee and the Nominating and Corporate Governance Committee charter.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

Diversity is one of a number of factors, however, that the committee takes into account in identifying nominees, and the Nominating and Corporate Governance Committee believes that it is essential that the board members represent diverse viewpoints. To accomplish the Board’s diversity objectives, the Nominating and Governance Committee may retain an executive search firm to help identify potential directors that meet these objectives.

Our Nominating and Corporate Governance Committee and full Board of Directors identified and confirmed, as a priority, the need to try to recruit a new director who not only provides a valuable skillset to the Board, but also will contribute to its diversity. The Nominating and Corporate Governance Committee is committed to trying to nominate a qualified and diverse candidate to the Board, and has been pursuing a methodical approach to identify the right director candidate to recommend to the full Board.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in

13.

which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Secretary, Verrica Pharmaceuticals Inc., 10 North High Street, Suite 200, West Chester, Pennsylvania 19380, at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the preceding year’s annual meeting of stockholders. Submissions must include: (1) the name and address of the Company stockholder on whose behalf the submission is made; (2) the number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name, age, business address and residence address of the proposed candidate; (4) a description of the proposed candidate’s principal occupation or employment; (5) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such proposed candidate; and (6) such additional information as is required by our bylaws. Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Board or the director in care of Verrica Pharmaceuticals Inc., 10 North High Street, Suite 200, West Chester, Pennsylvania 19380, Attn: Secretary. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and the number and class of shares of our stock that are owned beneficially by the stockholder as of the date of the communication.

These communications will be reviewed by our Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider communications that contain advertisements or solicitations or are unduly hostile, threatening or similarly inappropriate. All communications directed to the audit committee in accordance with our Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

Any interested person may communicate directly with the non-management directors. Persons interested in communicating directly with the non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the non-management directors generally, in care of Verrica Pharmaceuticals Inc., 10 North High Street, Suite 200, West Chester, Pennsylvania 19380. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.verrica.com. The Nominating and Corporate Governance Committee is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for executive officers and directors. If we make any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

CORPORATE GOVERNANCE GUIDELINES

In connection with our initial public offering, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions

14.

that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Nominating and Corporate Governance Committee regularly reviews the Corporate Governance Guidelines, seeks advice and recommendations from outside advisors, and considers corporate governance trends and best practices in our industry.

15.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited the Company’s financial statements since 2017. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of KPMG LLP.

FEES FOR SERVICES PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table represents aggregate fees for professional services rendered to the Company for the years ended December 31, 2018 and 2017 by KPMG LLP, the Company’s independent registered public accounting firm.

	Years Ended December 31,
	2018	2017

Audit Fees(1)	$640,000	$65,000

Total Fees	$640,000	$65,000

(1)

Audit fees for the fiscal year ended December 31, 2018 include fees for professional services related to financial procedures performed in connection with securities offerings and fees for professional services rendered for the audit and quarterly review of our financial statements filed with the SEC on Form 10-K and 10-Q. Audit fees for the fiscal year ended December 31, 2017 include fees for professional services rendered in connection with the annual audit of our financial statements.

There were no audit-related, tax or other fees for the years ended December 31, 2018 and 2017.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent auditors, KPMG LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

All of the services of KPMG LLP for the years ended December 31, 2018 and 2017 described above were pre-approved in accordance with the Audit Committee Pre-Approval Policy.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 2.

16.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers:

Name	Position

Ted White	President and Chief Executive Officer

Chris Degnan	Chief Financial Officer

Patrick Burnett	Chief Medical Officer

Joe Bonaccorso	Chief Commercial Officer

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following sets forth certain information with respect to our executive officers who are not directors:

Chris Degnan, age 39

Chris Degnan has served as our Chief Financial Officer since March 2018. Prior to joining our company, Mr. Degnan held roles of increasing responsibility at Endo International plc, a generics and specialty branded pharmaceutical company, beginning in November 2014, where he most recently served as the Vice President of Finance, Corporate FP&A and International Pharmaceuticals Segment Chief Financial Officer from December 2016 to March 2018. Prior to that, he was the Vice President of Finance, Chief Financial Officer for Endo’s U.S. Branded Pharmaceuticals segment. Prior to joining Endo, Mr. Degnan held roles of increasing responsibility at AstraZeneca plc, a global biopharmaceutical company, beginning in 2004, most recently as Senior Finance Director, U.S. Commercial Finance from July 2013 to November 2014. He is a Certified Public Accountant in the State of Pennsylvania (voluntary inactive status). Mr. Degnan holds a B.S. degree in Accounting from the University of Notre Dame.

Patrick Burnett, age 47

Patrick Burnett has served as our Chief Medical Officer since April 2018. Dr. Burnett was most recently at Sun Pharmaceuticals where he was Associate Vice President of Clinical Development from September 2015 to March 2018, with oversight of the dermatology and rheumatology pipeline. Prior to Sun, Dr. Burnett was at Novartis from 2010 to August 2015, most recently as Global Program Medical Director. He is a board certified dermatologist and was a member of the medical faculty at Vanderbilt University Medical Center as an Assistant Professor of Dermatology from 2004 to 2010. Dr. Burnett holds an M.D. and Ph.D. in neuroscience from Johns Hopkins School of Medicine and a B.S. in Biology and Biochemistry from the University of Iowa.

Joe Bonaccorso, age 55

Joe Bonaccorso has served as our Chief Commercial Officer since February 2018. From 2012 to February 2018, Mr. Bonaccorso started and ran the US Pharma Division for Pierre Fabre, under the name of Pierre Fabre Pharmaceuticals Inc. Pierre Fabre Pharmaceuticals Inc. was dedicated to both Pediatric Dermatology and Dermatology. Prior to joining Pierre Fabre, Mr. Bonaccorso spent 24 years at Novartis Pharmaceuticals, working in a variety of senior leadership roles in sales, marketing, national sales and training. Mr. Bonaccorso holds an M.A./M.B.A. from Kean University and a B.S. in Biology from Fairleigh Dickinson University.

17.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 31, 2019 for:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The percentage ownership information shown in the table below is based upon 25,708,485 shares of common stock outstanding as of March 31, 2019.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, these rules require that we include shares of common stock issuable pursuant to the vesting of restricted stock units and the exercise of stock options that are either immediately exercisable or exercisable within 60 days of March 31, 2019. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. This table is based on information supplied by officers, directors and principal stockholders and Schedule 13D and Schedule 13G and Section 16 filings, if any, with the SEC. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for persons listed in the table is c/o Verrica Pharmaceuticals Inc., 10 North High Street, Suite 200, West Chester, Pennsylvania 19380.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

5% or greater stockholders:

Entities affiliated with Paul B. Manning(1)	9,622,361	37.4%

Perceptive Life Sciences Master Fund, Ltd.(2)	3,410,412	13.3

OrbiMed Private Investments VI, LP(3)	1,479,733	5.8

Matt Davidson(4)	2,799,001	10.9

Named executive officers and directors:

Ted White(5)	263,833	1.0

Paul B. Manning(1)	9,622,361	37.4

Sean Stalfort(6)	430,860	1.7

Glenn Oclassen(7)	65,421	*

Mark Prygocki	—	—

Gary Goldenberg	—	—

Linda Palczuk(8)	39,312	*

Joe Bonaccorso(9)	32,906	*

All current executive officers and directors as a group (9 persons)(10)	10,463,352	40.2

* Represents beneficial ownership of less than 1%

18.

(1)

This information has been obtained from a Form 4 filed on January 7, 2019 by Paul B. Manning. Consists of: (a) 7,754,783 shares of common stock held directly by Paul B. Manning; (b) 303,725 shares of common stock held by Paul and Diane Manning, JTWROS; (c) 256,634 shares of common stock held by PBM Capital Investments, LLC (“PBMCI”); and (d) 1,307,219 shares of common stock held by BKB Growth Investments, LLC (“BKB”). Mr. Manning is a co-manager of BKB and has sole voting and investment power with respect to the shares held by BKB. Mr. Manning is President and CEO of PBMCI and has sole voting and investment power with respect to the shares held by PBMCI. The business address for BKB, PBMCI and Mr. Manning is 200 Garrett Street, Suite S, Charlottesville, VA 22902.

(2)

This information has been obtained from a Schedule 13G/A filed on February 14, 2019 by entities and individuals associated with Perceptive Advisors LLC (“Perceptive Advisors”). Consists of 3,410,412 shares of common stock held by Perceptive Advisors. The address of Perceptive Advisors is 450 East 29th Street, New York. New York 10016.

(3)

This information has been obtained from a Schedule 13G filed on June 19, 2018 by entities and individuals associated with OrbiMed Private Investments VI, LP. Consists of 1,479,733 shares of common stock issuable upon conversion of preferred stock held by OrbiMed Private Investments VI, LP, or OPI VI. OrbiMed Capital GP VI LLC, or GP VI, is the sole general partner of OPI VI. OrbiMed Advisors LLC, or OrbiMed Advisors, is the managing member of GP VI. By virtue of such relationships, GP VI and OrbiMed Advisors may be deemed to have voting and investment power with respect to the shares held by OPI VI and as a result may be deemed to have beneficial ownership of such shares. Advisors exercises investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho and Jonathan T. Silverstein. The address of these entities is 601 Lexington Avenue, 54th floor, New York, New York 10022.

(4)	Consists of 2,799,001 shares of common stock held by Matt Davidson.
(5)	Consists of (a) 7,305 shares of common stock held by Mr. White and (b) 256,528 shares of common stock issuable upon the exercise of options.
(6)	Consists of 430,860 shares of common stock held by Sean Stalfort.
(7)	Consists of 65,421 shares of common stock held directly by The Glenn A. Oclassen 2016 Trust dated November 30, 2016.
(8)

Consists of (a) 3,000 shares of common stock held by Ms. Palczuk, (b) 5,500 shares of common stock held by Ms. Palczuk jointly with her spouse and (c) 30,812 shares of common stock issuable upon the exercise of options. Ms. Palczuk was terminated as our Chief Operating Officer effective on April 22, 2019. Accordingly, the shares underlying her options ceased vesting on April 22, 2019, and the number of shares issuable upon the exercise of options in included in the table above reflect the number of shares vested as of April 22, 2019. The vested shares underlying her options are exercisable until May 22, 2019.

(9)	Consists of (a) 1,000 shares of common stock held by Mr. Bonaccorso and (b) 31,906 shares of common stock issuable upon the exercise of options.
(10)	Consist of (a) 10,129,947 shares of common stock and (b) 333,405 shares of common stock issuable upon the exercise of options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission concerning their ownership of, and transactions in, our common stock.

To our knowledge, based solely on our review of the copies of such reports furnished to us and on the representations of the reporting persons, all of these reports were timely filed for the fiscal year ended December 31, 2018, except six late Form 4 filings with respect to purchases by reporting persons in our initial public offering, due to an administrative error. The late Form 4 filings were for Perceptive Advisors LLC, Messrs. Manning, Bonaccorso, Degnan and White and Ms. Palczuk.

.

19.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned with respect to the years ended December 31, 2017 and 2018 by our named executive officers, which include our principal executive officer and the next two most highly compensated executive officers in 2018. Ms. Palczuk and Mr. Bonaccorso commenced service with us in 2018.

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)

Ted White, President Chief Executive Officer and Director(4)	2018	400,000	4,367,619	225,000	5,583	4,998,202
	2017	24,359	—	—	—	24,359

Linda Palczuk Former Chief Operating Officer(5)	2018	295,705	684,883	149,200	712	1,130,500

Joe Bonaccorso Chief Commercial Officer(6)	2018	315,673	617,705	158,300	5,629	1,097,307

(1)

The amounts reflect the full grant date fair value for awards granted during the indicated year. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in Note 8 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(2)

The amounts reflect the portion of each named executive officer’s target bonus paid based on the achievement of our corporate goals, which for 2018 are discussed further below under “—Narrative to Summary Compensation Table—Annual Bonus.” For Ms. Palczuk and Mr. Bonaccorso, their annual bonus for the year was prorated based on their respective start dates with the Company during 2018.

(3)	Includes our 401(k) plan matching contributions and life insurance premiums paid by us.

(4)

Mr. White has served as our President and Chief Executive Officer since December 2017. Mr. White is also a member of our Board of Directors, but did not receive any additional compensation in his capacity as a director.

(5)

Ms. Palczuk began serving as our Chief Operating Officer in February 2018 and did not receive any compensation from us in 2017. Ms. Palczuk was terminated as our Chief Operating Officer effective on April 22, 2019.

(6)	Mr. Bonaccorso has served as our Chief Commercial Officer since February 2018 and did not receive any compensation from us in 2017.

Outstanding Equity Awards as of December 31, 2018

The following table sets forth certain information about equity awards granted to our named executive officers that remain outstanding as of December 31, 2018:

	Option Awards(1)
Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Ted White	2/12/2018	181,078	543,237(2)	6.52	2/11/2028

Linda Palczuk	2/26/2018	—	113,768(3)	6.86	2/25/2028

Joe Bonaccorso	2/12/2018	—	102,100(4)	6.52	2/11/2028

(1)	All of the option awards listed in the table above were granted under our 2013 Equity Incentive Plan.

(2)

The shares of common stock underlying this option vest and become exercisable over a four-year period as to 25% of the common stock underlying the option on December 11, 2018 and as to 75% of the shares of common stock underlying the option in 36 equal monthly installments thereafter, subject to the recipient’s continued service through each vesting date, and subject to full acceleration in the event of a sale event, as defined in the executive’s employment agreement, during such continued service.

20.

(3)

The shares of common stock underlying this option were scheduled to vest and become exercisable over a four-year period as to 25% of the common stock underlying the option on February 26, 2019 and as to 75% of the shares of common stock underlying the option in 36 equal monthly installments thereafter, subject to the recipient’s continued service through each vesting date, and subject to full acceleration in the event of a sale event, as defined in the executive’s employment agreement, during such continued service. Ms. Palczuk was terminated as our Chief Operating Officer effective on April 22, 2019. Accordingly, the shares underlying this option ceased vesting on April 22, 2019. The vested shares underlying this option are exercisable until May 22, 2019.

(4)

The shares of common stock underlying this option vest and become exercisable over a four-year period as to 25% of the common stock underlying the option on February 7, 2019 and as to 75% of the shares of common stock underlying the option in 36 equal monthly installments thereafter, subject to the recipient’s continued service through each vesting date, and subject to full acceleration in the event of a sale event, as defined in the executive’s employment agreement, during such continued service.

Narrative to Summary Compensation Table

We review compensation annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

The Compensation Committee of our Board has historically determined our executives’ compensation. Our Compensation Committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then recommends the compensation for each executive officer. Our Compensation Committee, without members of management present, discusses and ultimately approves the compensation of our executive officers.

Annual	Base Salary

We have entered into employment agreements with each of our named executive officers that establish annual base salaries, which are generally determined, approved and reviewed periodically by our Compensation Committee in order to compensate our named executive officers for the satisfactory performance of duties to the company. The following table presents the annual base salaries for each of our named executive officers for the years indicated. The 2019 base salaries became effective on March 1, 2019 for all of the named executive officers.

Name	2019 Base Salary ($)	2018 Base Salary ($)
Ted White	440,000	400,000
Linda Palczuk	(1)	350,000
Joe Bonaccorso	374,500	350,000

(1)	Ms. Palczuk was terminated as our Chief Operating Officer effective on April 22, 2019. Accordingly, her 2019 base salary is not reported in this table.

Annual	Bonus

We seek to motivate and reward our executives for achievements relative to our corporate goals and expectations for each fiscal year. Each named executive officer has a target bonus opportunity, defined as a percentage of his or her annual salary. For 2018, the target bonus for Mr. White was 45% of his base salary and the target bonus for each of Ms. Palczuk and Mr. Bonaccorso was 40% of their respective base salaries. For 2019, the target bonus for Mr. White is 45% of his base salary and the target bonus for Mr. Bonaccorso is 40% of his base salary.

21.

To reinforce the importance of integrated and collaborative leadership, our executives’ bonuses have historically been solely based on company performance, and we did not include an individual performance component. For 2018, the corporate performance goals consisted of clinical development, regulatory, commercial readiness, cultural and financial objectives. For 2018, our Compensation Committee determined that the corporate performance goals had been achieved at a 125% level in the aggregate. Such amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above for 2018. For Ms. Palczuk and Mr. Bonaccorso, each of their annual bonus amounts for 2018 shown in the Summary Compensation Table reflects a prorated bonus based on their respective start dates with the Company.

Employment Arrangements and Potential Payments upon Termination of Employment or Change in Control

We have entered into employment agreements with each of our current executive officers.

Mr. White

We entered into an employment agreement with Mr. White, our Chief Executive Officer and President, on December 11, 2017. Under the terms of the agreement, Mr. White is entitled to receive an annual base salary of $400,000 and an annual bonus of up to 45% of his annual base salary based upon our Board of Directors’ assessment of Mr. White’s performance and our attainment of targeted goals as set by the Board of Directors in its sole discretion. In accordance with the agreement, Mr. White was also awarded an option to purchase 724,315 shares of our common stock at an exercise price of $6.52 per share in February 2018 under our 2013 Equity Incentive Plan. 25% of the shares subject to the option vested on December 11, 2018 (the first anniversary of Mr. White’s commencement of employment) and the remaining shares vest in 36 equal monthly installments thereafter, subject to Mr. White’s continued service and subject to full acceleration in the event of a sale event, as defined in Mr. White’s agreement, during such continued service. Pursuant to his agreement, Mr. White also entered into a confidentiality, inventions assignment, non-competition and non-solicitation agreement with us.

Pursuant to the terms of his employment agreement, Mr. White’s employment is at will and may be terminated at any time by us or Mr. White. If Mr. White’s employment is terminated by us without cause or by Mr. White for good reason, then Mr. White would be eligible to receive severance benefits. The length of severance benefits that Mr. White would receive depends on when his employment is terminated. If his employment is terminated before December 11, 2019, then he would be entitled to six months of severance benefits. If his employment is terminated after December 11, 2019, then he would be entitled to 12 months of severance benefits. During the applicable severance period, Mr. White would receive the following severance benefits, less applicable tax withholding:

•	payment of his then-current base salary in accordance with normal payroll procedures for the applicable severance period; and

•	payment or reimbursement of continued health coverage for Mr. White and his dependents under COBRA for the applicable severance period.

Ms. Palczuk

We entered into an employment agreement with Ms. Palczuk, our former Chief Operating Officer, in February 2018. Under the terms of the agreement, Ms. Palczuk was entitled to receive an annual base salary of $350,000 and an annual bonus of up to 40% of her annual base salary based upon our Board of Directors’ assessment of Ms. Palczuk’s performance and our attainment of targeted goals as set by the Board of Directors in its sole discretion. In accordance with the agreement, Ms. Palczuk was awarded an option to purchase 113,768 shares of our common stock at an exercise price of $6.86 per share in February 2018 under our 2013 Equity Incentive Plan. 25% of the shares subject to the option vested on February 26, 2019 (the first anniversary of Ms. Palczuk’s commencement of employment) and the remaining shares were scheduled to vest in 36 equal monthly

22.

installments thereafter, subject to Ms. Palczuk’s continued service and subject to full acceleration in the event of a sale event, as defined in Ms. Palczuk’s agreement, during such continued service. Pursuant to her agreement, Ms. Palczuk also entered into a confidentiality, inventions assignment, non-competition and non-solicitation agreement with us.

Ms. Palczuk was terminated as our Chief Operating Officer effective on April 22, 2019. Pursuant to the terms of her employment agreement, subject to her execution of a release of claims, Ms. Palczuk is entitled to six months of severance benefits. During the six months, Ms. Palczuk would receive the following severance benefits, less applicable tax withholding:

•	payment of her then-current base salary in accordance with normal payroll procedures; and

•	payment or reimbursement of continued health coverage for Ms. Palczuk and her dependents under COBRA.

Mr. Bonaccorso

We entered into an employment agreement with Mr. Bonaccorso, our Chief Commercial Officer, in January 2018. Under the terms of the agreement, Mr. Bonaccorso is entitled to receive an annual base salary of $350,000 and an annual bonus of up to 40% of his annual base salary based upon our Board of Directors’ assessment of Mr. Bonaccorso’s performance and our attainment of targeted goals as set by the Board of Directors in their sole discretion. In connection with his employment, Mr. Bonaccorso was also awarded an option to purchase 102,100 shares of common stock at an exercise price of $6.52 per share in February 2018 under our 2013 Equity Incentive Plan. 25% of the shares subject to the option vested on February 7, 2019 (the first anniversary of Mr. Bonaccorso’s commencement of employment) and the remaining shares vest in 36 equal monthly installments thereafter, subject to Mr. Bonaccorso’s continued service and subject to full acceleration in the event of a sale event, as defined in Mr. Bonaccorso’s agreement, during such continued service. Pursuant to his agreement, Mr. Bonaccorso also entered into a confidentiality, inventions assignment, non-competition and non-solicitation agreement with us.

Pursuant to the terms of his employment agreement, Mr. Bonaccorso’s employment is at will and may be terminated at any time by us or Mr. Bonaccorso. If Mr. Bonaccorso’s employment is terminated by us without cause or by Mr. Bonaccorso for good reason, then Mr. Bonaccorso would be eligible to receive severance benefits. The length of severance benefits that Mr. Bonaccorso would receive depends on when his employment is terminated. If his employment is terminated before February 7, 2020, then he would be entitled to six months of severance benefits. If his employment is terminated after February 7, 2020, then he would be entitled to 12 months of severance benefits. During the applicable severance period, Mr. Bonaccorso would receive the following severance benefits, less applicable tax withholding:

•	payment of his then-current base salary in accordance with normal payroll procedures for the applicable severance period; and

•	payment or reimbursement of continued health coverage for Mr. Bonaccorso and his dependents under COBRA for the applicable severance period.

Equity-Based Awards

Our equity-based incentive awards granted to our named executive officers are designed to align the interests of our named executive officers with those of our stockholders. Vesting of equity awards is generally tied to each officer’s continuous service with us and serves as an additional retention measure. Our executives generally are awarded an initial new hire grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

23.

Prior to our initial public offering, we granted all equity awards pursuant to our 2013 Equity Incentive Plan, and following the closing of our initial public offering, we grant all equity awards pursuant to our 2018 Equity Incentive Plan.

In February 2019, in connection with its annual compensation review, our Board of Directors granted options to purchase shares of our common stock to our named executive officers. The shares of common stock subject to the option grants vest as to one-fourth of the shares one year after the date of grant, with the balance of the shares vesting in 36 successive equal monthly installments thereafter, subject to the officer’s service with us as of each such date. Each option had an exercise price of $11.32 per share, the closing price of our common stock on the grant date. The following equity grants were made on February 28, 2019:

Number of Shares
Underlying
Option Grant
Ted White	100,000
Linda Palczuk	68,260
Joe Bonaccorso	61,260

For additional information about equity grants made historically to our named executive officers, please see “—Outstanding Equity Awards as of December 31, 2018” above.

Retirement Benefits and Other Compensation

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension, retirement or deferred compensation plan sponsored by us during 2018 other than our 401(k) plan described below. Our named executive officers were eligible to participate in our employee benefits, including health insurance and group life insurance benefits, on the same basis as our other employees. We maintain a 401(k) plan intended to qualify as a tax-qualified plan under Section 401 of the Code, which our named executive officers are eligible to participate in on the same basis as our other employees. We provide an automatic matching contribution of $0.50 per $1.00 of employee contribution in the 401(k) plan up to a maximum of 4% of employee deferral. We generally do not provide perquisites or personal benefits, and we did not provide any perquisites or personal benefits to our named executive officers in 2018.

24.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation earned for service on our Board of Directors during the year ended December 31, 2018 by our directors who were not also our employees. Ted White, our President and Chief Executive Officer is also a member of our Board of Directors, but did not receive any additional compensation for his service as a director. Mr. White’s compensation as an executive officer is set forth above under “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Paul B. Manning	—	—	—
Sean Stalfort	—	—	—
Glenn Oclassen	30,069	183,771	213,840
Mark Prygocki	32,802	183,771	216,573
Gary Goldenberg	30,069	183,771	213,840

(1)

The amounts reflect the full grant date fair value for awards granted during 2018. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in Note 8 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(2)

As of December 31, 2018, Mr. Oclassen, Mr. Prygocki and Dr. Goldenberg each held options to purchase 17,502 shares of our common stock. None of our other non-employee directors held options to purchase shares of our common stock as of December 31, 2018. None of our non-employee directors held stock awards as of December 31, 2018.

Non-Employee Director Compensation

Our Board of Directors adopted a non-employee director compensation policy that became effective in June 2018 in connection with our initial public offering. Pursuant to our policy, each of our directors who is not an employee of our company or affiliated with an entity that beneficially owns 5% or more of our outstanding shares of common stock, are eligible to receive compensation for service on our Board of Directors and committees of our Board of Directors. Mr. Oclassen, Mr. Prygocki and Dr. Goldenberg are eligible directors.

Each eligible director receives an annual cash retainer of $40,000 for serving on our Board of Directors. The chairperson of each of the Audit, Compensation and Nominating and Corporate Governance Committees of our Board of Directors are entitled an additional annual cash retainer of $10,000. The members of each of the Audit, Compensation and Nominating and Corporate Governance Committees of our Board of Directors, who are not the chairpersons of such committees, are entitled an additional annual cash retainer of $5,000. All annual cash compensation amounts will be payable in equal quarterly installments in advance within the first 30 days of each quarter in which the service will occur.

In addition, each new eligible director who joins our Board of Directors will be granted a non-statutory stock option to purchase 17,502 shares of common stock under our 2018 Equity Incentive Plan, with one-third of the shares vesting on the first anniversary of the date of grant and the remaining shares vesting in 24 equal monthly installments thereafter, subject to continued service as a director through the applicable vesting date.

On the date of each annual meeting of our stockholders, each eligible director who continues to serve as a director of our company following the meeting will be granted a non-statutory stock option to purchase 5,834 shares of our common stock under our 2018 Equity Incentive Plan, vesting in 12 equal monthly installments following the grant date and in any event will be fully vested on the date of the next annual meeting of our stockholders, subject to continued service as a director though the applicable vesting date.

Each option awarded to eligible directors under the non-employee director compensation policy is subject to accelerated vesting upon a Change in Control (as defined in the 2018 Equity Incentive Plan).

25.

The exercise price per share of each stock option granted under the non-employee director compensation policy is equal to the closing price of our common stock on the Nasdaq Global Market on the date of grant. Each stock option has a term of ten years from the date of grant, subject to earlier termination in connection with a termination of the eligible director’s continuous service with us (provided that upon a termination of service other than for death, disability or cause, the post-termination exercise period will be 12 months from the date of termination).

26.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table shows information regarding our equity compensation plans as of December 31, 2018.

Name	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(c)
Equity compensation plans approved by security holders	1,529,883	(1)	$8.03	1,958,033(2)
Equity compensation plans not approved by security holders	—		$—	—
Total	1,529,883		$8.03	1,958,033

(1)	Includes shares issuable upon exercise of outstanding options under our 2013 Equity Incentive Plan and 2018 Equity Incentive Plan.
(2)

Consists of shares available under the 2018 Equity Incentive Plan as of December 31, 2018. On January 1 of each year, the number of shares reserved under the 2018 Equity Incentive Plan is automatically increased by 4% of the total number of shares of common stock that are outstanding at that time, or a lesser number of shares as may be determined by our Board. An additional 1,028,190 shares were added to the number of available shares under the 2018 Equity Incentive Plan, effective January 1, 2019.

27.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.

Certain Related Party Transactions

The following is a summary of transactions since January 1, 2017 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our then directors, executive officers or holders of more than 5% of our common stock at the time of such transaction, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described in “Executive Compensation” and “Director Compensation Table.”

28.

Participation in our Initial Public Offering

In our initial public offering, certain of our directors, executive officers and 5% stockholders and their affiliates purchased an aggregate of 1,511,500 shares of our common stock. Each of those purchases was made through the underwriters at the initial public offering price of $15.00 per share. The following table sets forth the aggregate number of shares of our common stock that these 5% stockholders and their affiliates purchased in our initial public offering:

Purchaser	Shares of Common Stock

Entities affiliated with Paul B. Manning	300,000

Perceptive Life Sciences Master Fund, Ltd.	1,000,000

OrbiMed Private Investments VI, LP	200,000

Ted White	4,500

Linda Palczuk	3,000

Joe Bonaccorso	1,000

Chris Degnan	3,000

Sales of Series B Convertible Preferred Stock

In December 2017, we sold an aggregate of 1,937,984 shares of our Series B convertible preferred stock at a price of $2.58 per share for aggregate gross proceeds of $5 million to Perceptive Life Sciences Master Fund, Ltd., a beneficial owner of more than 5% of our voting securities. Each share of Series B convertible preferred stock converted into 0.583 shares of common stock upon the closing of our initial public offering.

Concurrent with the Company’s sale of Series B convertible preferred stock, certain affiliates of PBM VP Holdings, LLC (the “Co-Investors”), including Sean Stalfort, purchased from existing stockholders 291,967 shares of common stock and 176,128 shares of Series A convertible stock.

Sales of Series C Convertible Preferred Stock

In February 2018, we sold an aggregate of 4,386,926 shares of our Series C convertible preferred stock at a price of $4.559 per share for aggregate gross proceeds of $20 million, including 2,193,463 shares that were sold to Perceptive Life Sciences Master Fund, Ltd., a beneficial owner of more than 5% of our capital stock, for a purchase price of $10 million and 2,193,463 shares of which were sold to OrbiMed Private Investments VI, LP, a beneficial owner of more than 5% of our capital stock, for a purchase price of $10 million. In March 2018, we sold an additional 219,341 shares to certain other investors, for a purchase price of $1 million, including 29,611 shares that were sold to PBM Capital Group, LLC, an affiliate of PBM VP Holdings, LLC. Of the shares acquired by PBM Capital Group, LLC, 3,948 were sold to an unrelated third party and 25,663 shares were distributed to certain Co-Investors. Each share of Series C convertible preferred stock converted into 0.583 shares of common stock upon the closing of our initial public offering.

Investors’ Rights Agreement, Voting Agreement and Right of First Refusal and Co-Sale Agreement

In connection with the sales of convertible preferred stock described above, we entered into an investors’ rights agreement, a voting agreement and a right of first refusal and co-sale agreement with the holders of preferred stock. The provisions of the investors’ rights agreement other than those relating to registration rights terminated upon the closing of our initial public offering. The voting agreement and right of first refusal and co-sale agreement terminated upon the closing of our initial public offering.

29.

Services Agreement with PBM Capital Group, LLC

In December 2015, we entered into a services agreement (the “SA”) with PBM Capital Group, LLC, an entity controlled by Paul B. Manning, one of our directors, to engage PBM Capital Group, LLC for certain scientific and technical, accounting, operations and back office support services. The management fee was $2,500 per month.

In March 2018, we entered into an amendment to the SA with PBM Capital Group, LLC effective as of April 1, 2018, which extended the term of the SA until March 31, 2019 and increased the management fee we are obligated to pay to PBM Capital Group, LLC to $50,000 per month. The SA, as amended, provides for termination by us with 30 days advance notice or a mutually agreed upon effective date for transition as individual services are cancelled with a corresponding reduction in the monthly management fee. Pursuant to the SA, we paid $30,000 and $457,500 to PBM Capital Group, LLC during the years ended December 31, 2017 and 2018, respectively. On January 1, 2019, the SA was further amended to reduce the monthly management fee to $26,333 as a result of a reduction in services provided by PBM Capital Group, LLC.

Transition Agreement with Dr. Davidson

Pursuant to a transition agreement entered into effective as of May 31, 2018 between us and Dr. Davidson, Dr. Davidson resigned from his position as our Chief Scientific Officer and from our Board of Directors effective upon our initial public offering. Upon Dr. Davidson’s resignation, and pursuant to the terms of the transition agreement, Dr. Davidson became entitled to certain benefits, including: (i) the opportunity to continue to provide services to us, in the capacity of a consultant, pursuant to an agreed-upon consulting agreement; (ii) costs of COBRA premiums for Dr. Davidson and his covered dependents for up to 12 months after his resignation; and (iii) the opportunity to serve on our scientific advisory board for one year or, if longer, the term of his consulting agreement. The benefits provided to Dr. Davidson under the transition agreement have been provided to Dr. Davidson in exchange for his agreeing to a standard release of claims in favor of us.

In his role as a consultant, Dr. Davidson provides general transition and consulting services to us until the earlier of the date that the FDA approves or rejects the NDA for VP-102 or the date that Dr. Davidson’s restricted shares are fully vested. Under the terms of the transition agreement, the shares of restricted common stock that Dr. Davidson currently owns will continue to vest in accordance with their terms during the consulting period; provided, however, that if we terminate the consulting agreement due to a material breach by Dr. Davidson, any unvested stock would be forfeited, or alternatively, if we terminate such agreement for any other reason other than due to a material breach by Dr. Davidson or if Dr. Davidson terminates such agreement due to material breach by us, any unvested stock will become fully vested.

For the first year of the consulting period, Dr. Davidson is receiving a monthly consulting fee of $29,375 for his performance of transition services. Over the course of the first year of the consulting period, the number of hours per week that Dr. Davidson will work will decrease. After the first year of the consulting period, Dr. Davidson will receive $300 per hour for each additional hour of consulting services he provides.

During the consulting period, Dr. Davidson has agreed to refrain from competitive activities with us, including activities involving certain products that include cantharidin or certain other molecules and any reasonably related medicinal chemistry derivatives or analogs thereof, or any products being developed for the treatment of any of the following indications for which we are currently developing or considering: molluscum, common warts, plantar warts, subungual warts, flat warts, actinic keratosis, genital warts and seborrheic keratosis.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

30.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to Verrica Pharmaceuticals Inc., Attn: Secretary, 10 North High Street, Suite 200, West Chester, Pennsylvania 19380. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Christopher G. Hayes

Secretary

Dated: April 25, 2019

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 is available without charge upon written request to: Corporate Secretary, Verrica Pharmaceuticals Inc., 10 North High Street, Suite 200, West Chester, Pennsylvania 19380.

31.

VERRICA PHARMACEUTICALS INC. 10 N. HIGH STREET, SUITE 200 WEST CHESTER, PA 19380

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR
the following:		☐	☐	☐
1.	Election of Directors
Nominees
01	Glenn Oclassen	02 Sean Stalfort
The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2.	To ratify the selection by the Audit Committee of KPMG LLP as the independent registered public accounting					☐	☐	☐
firm for the fiscal year ending December 31, 2019.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

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VERRICA PHARMACEUTICALS INC.

Annual Meeting of Stockholders

June 12, 2019 1:00 PM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Ted White and Chris Degnan, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VERRICA PHARMACEUTICALS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m. ET on June 12, 2019, at the West Chester Golf & Country Club, 111 W Ashbridge St., West Chester, PA 19380, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side